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                              INVESTMENT AGREEMENT



                                    BETWEEN



                            COOPER INDUSTRIES, INC.



                                      AND



                              WYMAN-GORDON COMPANY



                                _______________



                          Dated as of January 10, 1994





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



                               TABLE OF CONTENTS

Section                                                                                                       Page
- -------                                                                                                       ----
Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

Preambles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

ARTICLE I         CERTAIN COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

    Section 1.1        Restrictions on Resale or Other
                       Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
    Section 1.2        Distribution of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
    Section 1.3        Undertaking to File Reports and
                       Cooperate in Rule 144 Transactions. . . . . . . . . . . . . . . . . . . . . . . .      3
    Section 1.4        Delivery of Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .      4
    Section 1.5        Amendments to the Company's
                       Articles of Organization and
                       By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

ARTICLE II       VOTING, OWNERSHIP AND OTHER RESTRICTIONS. . . . . . . . . . . . . . . . . . . . . . . .      5

    Section 2.1        Obligation to be Counted for Quorum . . . . . . . . . . . . . . . . . . . . . . .      5
    Section 2.2        Voting by Cooper  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
    Section 2.3        Cooper Standstill Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .      6
    Section 2.4        Legend and Stop Transfer Order  . . . . . . . . . . . . . . . . . . . . . . . . .      8

ARTICLE III      REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8

    Section 3.1        Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
    Section 3.2        Demand Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
    Section 3.3        Piggyback Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
    Section 3.4        Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
    Section 3.5        Registration and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . .     15
    Section 3.6        Conversion of Other Securities, etc.  . . . . . . . . . . . . . . . . . . . . . .     19
    Section 3.7        Underwriting; Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
    Section 3.8        Restrictions on Public Sale;
                       Inconsistent Agreements . . . . . . . . . . . . . . . . . . . . . . . .  . . . . .    20
    Section 3.9        Indemnification and Contribution  . . . . . . . . . . . . . . . . . . .  . . . . .    21

ARTICLE IV       TERM AND EFFECTIVENESS OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .    26

    Section 4.1        Effectiveness of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
    Section 4.2        Term of Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
    Section 4.3        Certain Provisions Regarding
                       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE V        ELECTION OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

ARTICLE VI       GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

    Section 6.1        Specific Enforcement; Other Remedies . . . . . . . . . . . . . . . . . . . . . . .    31
    Section 6.2        Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
    Section 6.3        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
    Section 6.4        Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
    Section 6.5        Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
    Section 6.6        Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
    Section 6.7        Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
    Section 6.8        Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
    Section 6.9        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
    Section 6.10       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35





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
                              INVESTMENT AGREEMENT



                 INVESTMENT AGREEMENT, dated as of January 10, 1994 (the "Agreement"), between Cooper Industries, Inc., an Ohio corporation ("Cooper"), and Wyman-Gordon Company, a Massachusetts corporation (the "Company").

                              W I T N E S S E T H:

                 WHEREAS, simultaneously with the execution and delivery of this Agreement, Cooper and the Company are entering into the Stock Purchase Agreement, dated as of the date hereof (the "Acquisition Agreement"); and

                 WHEREAS, the Acquisition Agreement provides, among other things, for the sale by Cooper of all of the outstanding shares of stock of Cameron Forged Products Company to the Company (the "Sale Transaction"); and

                 WHEREAS, pursuant to the Acquisition Agreement, as consideration for the sale of the stock of Cameron Forged Products Company, Cooper will receive $5 million, payable as provided in the Acquisition Agreement, and 16,500,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"); and

                 WHEREAS, the Shares will represent approximately 48% of the total number of shares of Company Common Stock that will be outstanding following consummation of the Sale Transaction; and

                 WHEREAS, Cooper and the Company wish to provide certain arrangements with respect to their relationship following consummation of the Sale Transaction and each of them requires that the other enter into this Agreement as an inducement to its entering into the Acquisition Agreement.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                               CERTAIN COVENANTS

                 Section 1.1 Restrictions on Resale or Other Dispositions. So long as this Agreement remains in effect, Cooper covenants and agrees that it will not sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of or encumber any Company Voting Securities (as hereinafter defined); provided, that Cooper or any of its wholly-owned subsidiaries which hold Company Voting Securities may sell, transfer, pledge, hypothecate or otherwise dispose of or encumber Company Voting Securities:

                          (a)  to any direct or indirect wholly-owned
subsidiary of Cooper which agrees to be bound by this Agreement; provided, that such subsidiary shall remain a direct or indirect wholly-owned subsidiary of Cooper for so long as it holds any Company Voting Securities or any beneficial interest therein; or

                          (b)  pursuant to a bona fide underwritten offering or
other distribution of such Company Voting Securities registered under the Securities Act of 1933, as amended (the "Securities Act"); or

                          (c)  pursuant to a bona fide underwritten offering or
other distribution of securities of Cooper convertible into or exercisable or exchangeable for Company Voting Securities registered under the Securities Act; or

                          (d)  pursuant to Rule 144 of the General Rules and
Regulations under the Securities Act, or any successor rule of similar effect ("Rule 144"); provided, that Cooper shall notify the Company at least two days prior to the date of entering any sale or transfer order or agreement with respect to Company Voting Securities pursuant to Rule 144; provided, further that, if the Company shall thereupon notify Cooper of the pendency of a sale under any public offering by it of Company Common Stock or any other Company Voting Securities, neither Cooper nor any of its affiliates shall effect any sales under Rule 144 within 10 days prior to the commencement of or during such offering; or





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
                          (e)  pursuant to a tender offer or exchange offer if
the Board of Directors of the Company has (i) recommended that shareholders of the Company accept such offer and such recommendation has not been withdrawn or
(ii) expressed no opinion and remains neutral toward such offer; or

                          (f)  pursuant to a merger or consolidation in which
the Company is acquired, or a sale of all or substantially all of the Company's assets to another corporation or any other transaction approved by the Board of Directors of the Company.

                 For purposes of this Agreement, "Company Voting Securities" shall mean (i) the Company Common Stock, (ii) any other Company securities entitled to vote generally for the election of directors of the Company, or
(iii) any securities of the Company convertible into or exchangeable for or exercisable for Company Common Stock or any other Company securities entitled to vote generally for the election of directors of the Company.

                 Section 1.2 Distribution of Shares. In any transaction or transactions described in Section 1.1(b), 1.1(c) or 1.1(d), the seller of Company Voting Securities or securities of Cooper convertible into or exercisable or exchangeable for Company Voting Securities will use its reasonable best efforts to effect the sale or transfer of such securities in a manner which will effect the broadest possible distribution and such seller of Company Voting Securities will use its reasonable best efforts to make no sales or transfers of such Company Voting Securities to any one person or group within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who or which after such transfer shall own Company Voting Securities representing more than 4% of the voting power for the election of directors represented by all of the then-outstanding Company Voting Securities (whether directly or indirectly). Such seller shall use its reasonable best efforts to cause any underwriters with respect to any transaction or transactions described in Section 1.1(b) or 1.1(c) to comply with the distribution restrictions set forth in the preceding sentence.

                 Section 1.3 Undertaking to File Reports and Cooperate in Rule 144 Transactions. The Company shall file, on a timely basis, all annual, quarterly and other reports required to be filed under Sections 13 and 15(d) of the Exchange Act, and the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, as amended from time to time. In the event of any proposed sale of Company Voting Securities by Cooper or its affiliates pursuant to Section 1.1(d) above, the Company shall cooperate with Cooper so as to enable such sales to be made in accordance with applicable laws, rules and regulations, the requirements of the Company's transfer agent, and the reasonable requirements of the broker, if any, through which the sales are proposed to be executed, and shall, upon request, furnish unlegended certificates representing Company Voting Securities in such numbers and denominations as Cooper shall reasonably require for delivery pursuant to such sales.

                 Section 1.4 Delivery of Financial Statements. The Company will deliver to Cooper:

                          (a)  the quarterly consolidated financial statements
of the Company, including any notes thereto, for the first three quarterly periods of each fiscal year, as soon as available but no later than the date such quarterly financial information is filed with the Commission;

                          (b)  the audited year-end consolidated financial
statements of the Company, including any notes thereto and the report of the Company's independent certified public accountants thereon, as soon as available but no later than the date such audited financial statements are filed with the Commission; and

                          (c)  a written statement of the Consolidated Net
Worth (as hereinafter defined and calculated in accordance with Section 4.3(a)(iv) hereof) of the Company (the "Net Worth Statement") each time that financial statements are delivered to Cooper pursuant to Section 1.4(a) or 1.4(b). The principal financial officer of the Company shall certify that the Net Worth Statement was prepared by him or under his direction and that it shows the Consolidated Net Worth of the Company as of immediately following the consummation of the Sale Transaction and the Consolidated Net Worth of the Company as of the end of the most recent fiscal quarter or fiscal year, as the case may be, based on the financial statements of the Company then being delivered to Cooper.

                 Section 1.5 Amendments to the Company's Articles of Organization and By-Laws. The Company shall not amend, alter or otherwise modify (i) Article 6 of the Company's Articles of Organization in any manner which adversely affects Cooper or any other person to whom any of the Shares have been transferred in accordance with the terms of this Agreement; (ii)
Article VI, Section 14 of the Company's By-Laws pursuant to which the Company shall have opted-out of Chapter 110D of the Massachusetts General Laws; and
(iii) the Amended and Restated Rights Agreement in the form attached as an Annex to the Acquisition Agreement (the "Amended and Restated Rights Agreement") and the Company shall not adopt any other rights or similar agreement; provided, however, following prior consultation with Cooper, the Company may amend the Amended and Restated Rights Agreement in accordance with the terms thereof provided such amendment does not adversely affect Cooper or any other person to whom any of the Shares have been transferred in accordance with the terms of this Agreement.


                                   ARTICLE II

                    VOTING, OWNERSHIP AND OTHER RESTRICTIONS

                 Section 2.1 Obligation to be Counted for Quorum. Cooper agrees to cause all Company Voting Securities beneficially owned by it or any wholly-owned subsidiary to which it has transferred any Company Voting Securities, and agrees to use reasonable efforts to cause all Company Voting Securities known by Cooper to be beneficially owned by "affiliates" (as defined in Rule 12b-2 promulgated under the Exchange Act) of Cooper over which Cooper has control, to be present at all shareholder meetings of the Company at which the vote of common shareholders is sought so that they may be counted for the purpose of determining the presence of a quorum at such meetings.

                 Section 2.2 Voting by Cooper. Cooper agrees to vote or cause to be voted all Company Voting Securities beneficially owned by it or any wholly-owned subsidiary to which it has transferred any Company Voting
Secu-
rities, and agrees to use reasonable efforts to cause to be voted all Company Voting Securities known by Cooper to be beneficially owned by its affiliates over which it has control, on all matters (including the election of directors) either in the manner recommended to shareholders by the Board of Directors of the Company, or, at Cooper's election, in the same proportion as the vote of the other shareholders of the Company. Notwithstanding the foregoing, Cooper, such wholly-owned subsidiaries of Cooper and such affiliates of Cooper over which it has control will not be obligated to vote as provided in this Section 2.2 if the matter being voted on by the shareholders of the Company would, if approved, result in a breach of this Agreement.

                 Section 2.3 Cooper Standstill Agreements. So long as this Agreement remains in effect, Cooper and its controlled affiliates shall not, directly or indirectly, acting alone or in concert with others, unless specifically requested or approved in advance by the Board of Directors of the
Company:

                          (a)  in any manner acquire or agree, attempt, seek or
propose to acquire (or make any request for permission with respect thereto), by purchase, merger, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act), or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Company or any securities issued by the Company (the "Company Securities"), or any rights or options to acquire such ownership (including from a third party), except (i) as expressly permitted by this Agreement or the Acquisition Agreement, or (ii) pursuant to customary business transactions in the ordinary course of the Company's and Cooper's business, or (iii) in the case of Company Securities, in connection with (A) a stock split or reverse stock split or other reclassification affecting outstanding Company Securities, or (B) a stock dividend or other pro rata distribution by the Company to holders of outstanding Company Securities;

                          (b)  make or cause to be made any proposal for the
acquisition of the Company or any assets or businesses of the Company or Company Securities or for any other extraordinary transaction involving the Company, including, without limitation, any merger, or other business combination, restructuring, recapitalization, liquidation or similar transaction, except (i) as expressly permitted by this Agreement or the Acquisition Agreement or (ii) proposals pursuant to customary business transactions in the ordinary course of the Company's and Cooper's business;

                          (c)  form, join or in any way participate in a
"group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Securities;

                          (d)  make, or in any way cause or participate in, any
"solicitation" of "proxies" to vote (as such terms are defined in Regulation 14A under the Exchange Act) with respect to the Company, or communicate with, seek to advise, encourage or influence any person or entity, in any manner, with respect to the voting of, any Company Securities, or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company, or execute any written consent with respect to the Company;

                          (e)  initiate, propose or otherwise solicit
shareholders for the approval of one or more shareholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any shareholder proposal, or (except as expressly permitted by this Agreement) seek election to or seek to place a representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors of the Company;

                          (f)  in any manner, agree, attempt, seek or propose
(or make any request for permission with respect thereto) to deposit any Company Securities, directly or indirectly, in any voting trust or similar arrangement or to subject any Company Voting Securities to any other voting or proxy agreement, arrangement or understanding;

                          (g)  disclose any intention, plan or arrangement, or
make any public announcement (or request permission to make any such announcement), or induce any third party to take any action, inconsistent with the foregoing;

                          (h)  enter into any discussions, negotiations,
arrangements or understandings with any third party with respect to any of the foregoing; or

                          (i)  advise, assist or encourage or finance (or
assist or arrange financing to or for) any other person in connection with any of the foregoing.

                 Section 2.4 Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, Cooper hereby consents:

                          (a)  to the placement, if appropriate, of the
following legend on all certificates representing the Company Voting Securities beneficially owned by it until such shares have been sold, transferred or disposed of:

                 The securities represented by this certificate are subject to the provisions of an Agreement between Cooper Industries, Inc. and the issuer of such securities, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance therewith. A copy of such Agreement is on file at the office of the clerk of the issuer.

                          (b)  to the entry of a stop transfer order with the
transfer agent or agents of Company Voting Securities against the transfer of the Company Voting Securities held by Cooper except in compliance with the requirements of this Agreement, or if the Company is its own transfer agent with respect to any Company Voting Securities, to the refusal by the Company to transfer any such securities except in compliance with the requirements of this Agreement.


                                  ARTICLE III

                              REGISTRATION RIGHTS

                 Section 3.1 Certain Definitions. As used in this Article III the following capitalized terms shall have the following meanings:

                          (a)  "Holder" means Cooper and any permitted
transferee pursuant to Section 1.1(a).

                          (b)  "Registrable Securities" means the Shares and
any securities issued in respect of or in exchange for any of the Shares, including, without limitation, by way of any stock split or reverse stock split or other reclassification or any stock dividend or other pro rata distribution; provided, that any such Shares or other securities shall not be Registrable Securities with respect to a proposed offer or sale thereof when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement.

                          (c)  "Registration Expenses" means all expenses in
connection with any registration of securities pursuant to this Agreement including, without limitation, the following: (i) the reasonable fees, disbursements and expenses of the Company's and Cooper's counsel(s) (United States and foreign) and accountants in connection with the registration of the Registrable Securities to be disposed of under the Securities Act; (ii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any agreement(s) among underwriters, underwriting agreement(s), and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of the Registrable Securities to be disposed of; (iv) all expenses in connection with the qualification of the Registrable Securities to be disposed of for offering and sale under state securities laws, including the reasonable fees and disbursements of counsel for the Holders of Registrable Securities in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Registrable Securities to be disposed of; (vi) transfer agents', depositaries' and registrars' fees and the fees of any other agent appointed in connection with such offering; (vii) all security engraving and security printing expenses; and (viii) all fees and expenses payable in connection with the listing of the Registrable Securities on each securities exchange or inter-dealer quotation system on which any class of Company Voting Securities is then listed.

                 Section 3.2  Demand Registration.  (a)  Upon written
notice from a Holder of Registrable Securities in the manner set forth in
Section 6.9 hereof requesting that the Company effect the registration under the Securities Act of any or all of the Registrable Securities held by such Holder, which notice shall state that the Holder has a bona fide intent to dispose of such Registrable Securities and shall specify the intended method or methods of disposition, the Company will use its reasonable best efforts to effect (at the earliest possible date), the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request (but not including any offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities
Act); provided, that:

                               (i)  if, upon receipt of a registration request
pursuant to this Section 3.2(a), the Company and the Holder(s) requesting registration are advised by a nationally recognized investment banking firm selected by the Company that, in such firm's opinion, a registration at the time and on the terms requested would materially and adversely affect any immediately planned underwritten public offering by the Company of its equity securities or debt securities which are convertible into equity securities of the Company, which offering had been contemplated by the Company prior to receipt of notice requesting registration pursuant to this Section 3.2(a) (a "Transaction Blackout"), the Company, upon giving written notice of a Transaction Blackout to such Holder(s), shall not be required to effect a registration pursuant to this Section 3.2(a) until the earliest of (A) the abandonment of such financing, (B) 90 days after the completion of such financing, (C) the termination of any "hold back" period obtained by the underwriter(s) from any person in connection with such financing, and (D) 60 days after receipt by the Holder(s) of written notice from the Company of such Transaction Blackout if by such 60th day the Company shall not have filed a registration statement relating to such financing with the Commission;
                               (ii)  if, while a registration request is
pending pursuant to this Section 3.2(a), the general counsel of the Company has determined in good faith that (A) the filing of a registration statement would require the disclosure of material information which the Company has a bona fide business purpose for preserving as confidential or (B) the Company is unable to comply with the Commission's registration requirements, the Company, upon giving written notice of any such event to the Holder(s) requesting registration, shall not be required to effect a registration pursuant to this
Section 3.2(a) until the earlier of (1) the date upon which such material information is disclosed to the public or ceases to be material or the Company is able to so comply with the Commission's requirements, as the case may be, and (2) 30 days after the general counsel of the Company makes such good faith determination; and

                               (iii)  a Holder shall have the right to exercise
registration rights pursuant to this Section 3.2 an unlimited number of times; provided, each demand will be subject to the following conditions: (A) each registration will include a minimum of 10% of the Company Voting Securities initially issued to Cooper in the Sale Transaction (except that this minimum condition will not be applicable to the Holders' last demand to sell all remaining Registrable Securities held by the Holders); and (B) the Holders will not demand more than two registrations in any twelve-month period and there will be at least 120 days between the effective date of a prior registration statement of the Company and the Holders' demand for a subsequent registration.

                          (b)  Notwithstanding any other provision of this
Agreement to the contrary, a registration requested by a Holder of Registrable Securities pursuant to this Section 3.2 shall not be deemed to have been effected (and, therefore, not requested for purposes of subsection 3.2(a)), (i) if it is not declared effective by order of the Commission for any reason other than a misrepresentation or an omission by such Holder, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by such Holder and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some act or omission by such Holder.

                          (c)  Notwithstanding clause (i) of subsection 3.2(a),
the Company may not impose a Transaction Blackout during any offering of Registrable Securities requested by a Holder pursuant to this Section 3.2.

                          (d)  In the event that any registration pursuant to
this Section 3.2 shall involve, in whole or in part, an underwritten offering,
(i) the Company shall have the right to designate one nationally recognized investment banking firm, reasonably satisfactory to Cooper and the Holder(s) requesting registration, as the lead managing underwriter of such underwritten offering, (ii) the Holder(s) requesting registration shall have the right to designate one nationally recognized investment banking firm, reasonably satisfactory to the Company, as co-managing underwriter of such underwritten offering and (iii) any other co-managing underwriters of such underwritten offering shall be designated jointly by the Company and the Holder(s) requesting registration.

                          (e)  The Company shall have the right to cause the
registration of additional securities for sale for the account of any person in any registration of Registrable Securities requested by a Holder pursuant to this Section 3.2; provided, that the Company shall not have the right to cause the registration of such additional securities if such Holder and the Company are advised by a nationally recognized investment banking firm selected by such Holder that, in such firm's opinion, registration of such additional securities would materially and adversely affect the offering and sale of the Registrable Securities then contemplated by such Holder. In the event that any such registration shall involve, in whole or in part, an underwritten offering, the Holder may require that any such additional securities be in-cluded in the offering proposed by such Holder on the same terms and conditions as the Registrable Securities are included therein.

                 Section 3.3 Piggyback Registration. If the Company at any time proposes to register any of its Common Stock or any other of its common equity securities (collectively, "Other Securities") under the Securities Act (other than a registration on Form S-4 or S-8 or any successor or similar forms), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give prompt written notice to the Holders of its intention to do so and of the rights of the Holders under this Section 3.3 at least 45 days (or, in the case of a registration on Form S-3 or any successor or similar form, 10 days) prior to the anticipated filing date of the registration statement relating to such registration (such notice shall also specify the anticipated filing date of such registration statement). Upon the written request of any Holder made within 15 days (or, in the case of a registration on Form S-3 or any successor or similar form, 5 days) after the receipt of the Company's notice (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect, in connection with such registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so requested to be registered; provided, that:

                          (a)  if, at any time after giving such written notice
of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the Other Securities, the Company may, at its election, give written notice of such determination to the Holders and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in Section 3.4 hereof), without prejudice, however, to the rights of the Holders immediately to request that such registration be effected as a registration under Section 3.2 hereof;

                          (b)  (i)  if the registration referred to in the
first sentence of this Section 3.3 is to be an underwritten primary registration on behalf of the Company, and the managing underwriter(s) advise(s) the Company in writing that in their good faith opinion such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, the Company shall include in such registration: (1) first, all securities the Company proposes to sell for its own account ("Company Registrable Securities"), (2) second, up to the full number of Registrable Securities held by the Holders and requested to be included in such registration in excess of the number or amount of Company Registrable Securities which, in the good faith opinion of such underwriter(s), can be sold without materially and adversely affecting such offering, and (3) third, the number or amount of other securities, if any, requested to be included therein in excess of the number or amount of Company Registrable Securities and such Registrable Securities which, in the opinion of such underwriter(s), can be sold without materially and adversely affecting such offering; and (ii) if the registration referred to in the first sentence of this Section 3.3 is to be an underwritten secondary registration on behalf of holders of securities (other than Registrable Securities) of the Company (the "Other Holders"), and the managing underwriter(s) advise(s) the Company in writing that in their good faith opinion such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein, the Company shall include in such registration: (1) first, all securities the Other Holders propose to sell for their own account (the "Secondary Securities") and (2) second, up to the full number of Registrable Securities held by Holders and requested to be included in such registration in excess of the number or amount of Secondary Securities which, in the good faith opinion of such underwriter(s), can be sold without materially and adversely affecting such offering and (3) third, the number or amount of other securities, if any, requested to be included therein in excess of the number or amount of Secondary Securi-ties and such Registrable Securities which, in the good faith opinion of such underwriter(s), can be sold without materially and adversely affecting such offering; and

                          (c)  no registration of Registrable Securities
effected under this Section 3.3 shall relieve the Company of its obligation to effect a registration of Registrable Securities pursuant to Section 3.2 hereof.

                 Section 3.4 Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Agreement, except that after the third demand registration pursuant to Section 3.2, the Holders will pay all Registration Expenses in connection with each demand registration of Registrable Securities held by the Holders. The Holders shall pay all underwriting discounts or commissions or transfer taxes, if any, relating to the sale or disposition of Registrable Securities by the Holders.

                 Section 3.5 Registration and Qualification. If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 3.2 or 3.3 hereof, the Company will as promptly as is practicable:

                          (a)  prepare, file and use its reasonable best
efforts to cause to become effective a registration statement under the Securities Act relating to the Registrable Securities to be offered;

                          (b)  prepare and file with the Commission such
amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of (A) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (B) the expiration of 90 days after such registration statement becomes effective; provided, that such 90-day period shall be extended for such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by Section 3.5(f) hereof is given by the Company to (y) the date on which the Company delivers to the Holders the supplement or amendment contemplated by Section 3.5(f) hereof; and provided, further, if such registration is in connection with an offering by the Holders, pursuant to Section 3.6 hereof, such registration statement shall be kept effective until the earlier of (A) above or (B) the expiration of the exercise, exchange or conversion period;

                          (c)  furnish to the Holders and to any underwriter of
such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as the Holders or such underwriter may reasonably request, and a copy of any and all transmittal letters or other correspondence to, or received from, the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

                          (d)  use its reasonable best efforts to register or
qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions (domestic or foreign) as the Holders or any underwriter of such Registrable Securities shall reasonably request, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents required in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable the Holders or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement; provided, that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction; provided, further, that, in the case of any such registration or qualification in any non-United States juris-diction, (i) the Company shall have no obligation to use its reasonable best efforts to so register or qualify Registrable Securities if in the good faith opinion of the general counsel of the Company such registration or qualification shall impose on the Company an on-going material compliance obligation and (ii) the Company shall not be obligated to keep any such registration or qualification in effect except for so long as is necessary or appropriate in order to dispose of Registrable Securities in such jurisdiction;

                          (e)  furnish to the Holders included in such
registration (i) on the date that the Registrable Securities are delivered to any underwriters for sale pursuant to such registration statement, an opinion of counsel representing the Company dated as of such date for the purposes of such registration, addressed to the underwriters and to the Holders, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act,
(B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations thereunder (except that such counsel need express no opinion as to the financial statements or any other financial or statistical data or any engineering report contained or incorporated therein) and (C) to such other effects as may reasonably be requested by counsel for the underwriters or by the Holders or their counsel, and (ii) on the effective date of the registration statement, the date that the Registrable Securities are delivered to any underwriters for sale pursuant to such registration statement and on the effective date of each post-effective amendment to the registration statement, a "comfort" letter dated such date from the regular independent public accountants retained by the Company, addressed to the underwriters and to the Holders registering Registrable Securities thereunder, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included or incorporated by reference in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) included in the registration statement in respect of which such letter is being given as the underwriters or the Holders registering Registrable Securities thereunder may reasonably request;

                          (f)  immediately notify the Holders in writing (i) at
any time when a prospectus relating to a registration pursuant to Section 3.2 or 3.3 hereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case (i) or (ii) at the request of any Holder prepare and furnish to such Holder a reasonable number of copies of an amendment of or a supplement to such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

                          (g)  if requested by the underwriters of any
underwritten offering of Registrable Securities, use its reasonable best efforts to list all such Registrable Securities covered by such registration on each securities exchange and inter-dealer quotation system (in each case, domestic or foreign) on which a class of Company Voting Securities is then listed, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents required in connection therewith, and do any and all other acts and things which may be necessary or advisable to effect such listing; and

                          (h)  furnish unlegended certificates representing
ownership of the Registrable Securities being sold in such denominations as shall be requested by the Holders registering Registrable Securities thereunder or the underwriters.

                 Section 3.6 Conversion of Other Securities, etc. If Cooper offers any options, rights, warrants or other securities issued by it that are offered with, convertible into or exercisable or exchangeable for any Registrable Securities, the Registrable Securities underlying such options, rights, warrants or other securities shall be eligible for registration pursuant to Section 3.2 and Section 3.3 of this Agreement.

                 Section 3.7 Underwriting; Due Diligence. (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Agreement, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 3.9 hereof and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in
Section 3.5(e) hereof. The representations and warranties in such underwriting agreement by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of the Holders on whose behalf the Registrable Securities are to be distributed by such underwriters.

                          (b)  In the event that any registration pursuant to
Section 3.3 shall involve, in whole or in part, an underwritten offering, the Company may require the Registrable Securities requested to be registered pursuant to Section 3.3 to be included in such underwriting on the same terms and conditions as shall be applicable to the other securities being sold through underwriters under such registration. If requested by the under-writers for any underwritten offering requested under this Agreement, the Holders on whose behalf the Registrable Securities are to be distributed by such underwriters will enter into an underwriting agreement with such underwriters, such agreement to contain such representations and warranties by such Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution substantially to the effect and to the extent provided in Section 3.9 hereof. The representations and warranties in such underwriting agreement by, and the other agreements on the part of, such Holders to and for the benefit of such underwriters, shall also be made to and for the benefit of the Company.

                          (c)  In connection with the preparation and filing of
each registration statement registering Registrable Securities under the Securities Act, the Company will give the Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified the Company's financial statements as shall be necessary, in the reasonable opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                 Section 3.8 Restrictions on Public Sale; Inconsistent Agreements. (a) If any registration of Registrable Securities pursuant to
Section 3.2 shall be in connection with an underwritten public offering, the Company agrees and agrees to cause any controlled affiliates of the Company not to effect any public sale or distribution of any of its securities of the same class or series as such Registrable Securities or any securities convertible into or exchangeable or exercisable for any securities of the same class or series as such Registrable Securities (other than any such sale or distribution of such securities in connection with any exchange offer, merger or consolidation by the Company or a subsidiary of the Company or in connection with the purchase of all or substantially all the assets of any other person or in connection with an employee stock option plan, employee stock ownership plan or other benefit plan) during the 30-day period prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), or for such shorter period acceptable to the underwriters of such offering.

                          (b)  The Company agrees that any agreement entered
into after the date of this Agreement pursuant to which the Company issues or agrees to issue any equity securities or any securities convertible into or exchangeable or exercisable for any equity securities of the Company which will be privately placed shall contain (i) a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the period referred to in Section 3.8(a), including any sale pursuant to Rule 144 under the Securities Act (except as part of such registration, if permitted) and (ii) no terms or provisions inconsistent with any term or provision of this Agreement.

                 Section 3.9 Indemnification and Contribution. (a) In the case of each offering of Registrable Securities made pursuant to this Agreement (whether pursuant to Section 3.2 or Section 3.3), the Company agrees to indemnify and hold harmless the Holders of Registrable Securities, its officers and directors, each underwriter of Registrable Securities so offered and each person, if any, who controls any of the foregoing persons within the meaning of the Securities Act, from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any reasonable legal fees (including disbursements and related expenses) or other reasonable out-of-pocket expenses incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or shall arise out of or be based upon any violation or alleged violation by the Company of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the Registrable Securities are offered and relating to action or inaction required of the Company in connection with such offering; provided, that the Company shall not be liable to any Holder of Registrable Securities in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder furnished to the Company in writing by or on behalf of such Holder specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders of Registrable Securities and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to the Holders of Registrable Securities, its officers and directors, underwriters of the Registrable Securities, or any controlling person of the foregoing; provided, further, that, in the case of an offering with respect to which any Holder has designated the lead managing underwriter(s), this indemnity does not apply to any loss, liability, claim, damage or expense arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such prospectus.

                          (b)  In the case of each offering made pursuant to
this Agreement (whether pursuant to Section 3.2 on Section 3.3), each Holder of Registrable Securities included in such offering, by exercising its registration rights hereunder, agrees to indemnify and hold harmless the Company, its officers and directors and each person, if any, who controls any of the foregoing within the meaning of the Securities Act (and if requested by the underwriters, each underwriter who participates in the offering and each person, if any, who controls any such underwriter within the meaning of the Securities Act), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any reasonable legal fees (including disbursements and related expenses) or other reasonable out-of-pocket expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, information relating to such Holder furnished in writing to the Company by or on behalf of such Holder specifically for use in the preparation of such registration statement (or any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto. The foregoing indemnity is in addition to any liability which such Holder may otherwise have to the Company, or any of its directors, officers or controlling persons; provided, that, in the case of an offering with respect to which the Company has designated the lead managing underwriter(s), this indemnity does not apply to any loss, liability, claim, damage or expense arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus if a copy of a prospectus was not sent or given by or on behalf of an underwriter to such person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such prospectus.

                          (c)  Procedure for Indemnification.  Each party
indemnified under paragraph (a) or (b) of this Section 3.9 shall, promptly after receipt of notice of any claim or the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the claim or the commencement thereof; provided, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) of this Section 3.9, unless the indemnifying party was prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 3.9 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, that the indemnified parties, shall have the right, as a group, to employ one law firm as separate counsel to represent them if, in the reasonable judgment of the indemnified parties, it is advisable for them to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the indemnifying party. If the indemnified parties employ such separate counsel they will not agree to any settlement of any such claim or action without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld. If the indemnifying party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified parties, without the prior written consent of the indemnified parties, such consent not to be unreasonably withheld. If the indemnifying party does not assume the defense thereof, it shall be bound by any settlement to which the indemnified parties agree, irrespective of whether the indemnifying party consents thereto. In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

                 If the indemnification provided for in this Section 3.9 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not solely by reference to any indemnified party's stock ownership in the Company. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any reasonable legal fees (including disbursements and related expenses) or other reasonable out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


                                   ARTICLE IV

                      TERM AND EFFECTIVENESS OF AGREEMENT

                 Section 4.1 Effectiveness of Agreement. This Agreement shall be effective only upon consummation of the Sale Transaction contemplated by the Acquisition Agreement. Neither party shall have any obligation to the other pursuant to this Agreement until such consummation has occurred, and this Agreement shall terminate simultaneously with any termination of the Acquisition Agreement in accordance with its terms.

                 Section 4.2 Term of Agreement. Except as otherwise provided in Section 4.3, the respective covenants and agreements of Cooper and the Company contained in Article I and Article II of this Agreement will continue in full force and effect from the date of effectiveness of this Agreement pursuant to Section 4.1 until the earlier of (i) the tenth anniversary of such date, and (ii) the first date on which Cooper beneficially owns less than 5% of the outstanding Company Voting Securities.

                 Section 4.3 Certain Provisions Regarding Termination. (a) The limitations on Cooper and its affiliates set forth in Articles I and II will terminate immediately and be of no further force and effect on the date that a "Trigger Event" shall have occurred. For these purposes, "Trigger Event" shall mean the occurrence of one or more of the following events, without Cooper's prior written consent:

                               (i)  in connection with the issuance of Company
Voting Securities (other than (x) issuances pursuant to the Company's current employee benefit plans or other customary employee benefit plans of the Company or (y) issuances in connection with bona fide capital raising programs pursuant to which the securities are sold for fair value, as approved by the Board of Direc-tors of the Company, and the proceeds of which are invested in the businesses in which the Company or one or more of its subsidiaries are then engaged or (z) issuances for fair value, as determined by the Board of Directors of the Company, in connection with acquisitions by the Company or one of its wholly-owned subsidiaries primarily involving one or more Similar Businesses
(as hereinafter defined)) the failure to provide Cooper with the right to purchase, at the same price as the Company Voting Securities are being issued, that number or amount of Company Voting Securities which would enable Cooper to maintain its proportionate interest in the Company following such issuance;

                               (ii)  a "Change in Control" of the Company (as
hereinafter defined);

                               (iii)  a material acquisition or investment by
the Company or one of its subsidiaries, other than an acquisition or investment by the Company or one of its wholly-owned subsidiaries primarily involving one or more Similar Businesses;

                               (iv)  a decline of at least 35% in the
"Consolidated Net Worth" of the Company from the Consolidated Net Worth of the Company immediately following the consummation of the Sale Transaction after giving effect to the Sale Transaction (including the issuance of the Shares to Cooper), but not taking into account (A) any reduction in the Company's Consolidated Net Worth attributable to or taken in connection with or as a result of the Sale Transaction or the combination of the business acquired from Cooper with the Company's business and recorded in the Company's financial statements for any period ending on (and including) the end of the first full fiscal year of the Company after the consummation of the Sale Transaction or
(B) any adjustments following the date of consummation of the Sale Transaction as a result of any changes in generally accepted accounting principles ("GAAP") (including the implementation of Statement of Financial Accounting Standards ("SFAS") No. 106) or any other regulatory changes or requirements applicable to the Company or its financial statements or (C) any adjustment resulting from any liability arising from or growing out of any matter or circumstance existing as of the time of the consummation of the Sale Transaction and relating to the business or assets acquired by the Compa-ny from Cooper but not reflected on the balance sheet of such business and assets or (D) any change in the translation component of shareholders' equity or (E) adjustments as a result of sales of the Company's accounts receivables pursuant to a bona fide receivables securitization program pursuant to which fair value is received for receivables so sold (as determined by the Company's Board of Directors, taking into account, among other things, any discount or credit enhancement features required by any securities rating agency) or (F) any adjustment resulting from a SFAS No. 109 valuation allowance recorded or reserved by the Company with respect to deferred tax assets that were included in or excluded from the Company's final Accounting Practice Bulletin No. 16 acquisition date balance sheet;

                               (v)  any default or defaults by the Company or
one of its subsidiaries under any indebtedness of the Company or its subsidiaries for money borrowed with a principal amount then outstanding, individually or in the aggregate, in excess of $5 million, which default shall constitute a failure to pay any portion of the principal of each indebtedness at final maturity or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 30 days after maturity or acceleration;

                               (vi)  an "Event of Bankruptcy" (as hereinafter
defined); or

                               (vii)  the failure of the Board of Directors of
the Company to nominate at least two of Cooper's representatives for election to the Company's Board of Directors.

Notwithstanding clause (i) above, the Company may not issue any securities having more than one vote per share (other than pursuant to the Amended and Restated Rights Agreement) without the prior written consent of Cooper.

                          (b)  For purposes of this Section 4.3:

                               (i)  A "Change in Control" shall mean a merger
or consolidation involving the Company or a sale of all or substantially all of the assets of the Company, in each case except for a transaction in which the Company's shareholders receive at least 50% of the stock of the surviving, resulting or acquiring corporation; the acquisition by an individual, entity or group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company's shareholders) of shares of capital stock of the Company entitled to cast a majority of the votes entitled to be cast on matters submitted to the shareholders of the Company; or a change in a majority of the members of any class of the Company's Board of Directors in connection with an "election contest" (as used in Rule 14a-11 under the Exchange Act).

                               (ii)  "Consolidated Net Worth" shall mean, as at
any date of determination, the consolidated shareholders' equity of the Company and those of its subsidiaries that would be accounted for as consolidated subsidiaries in the Company's financial statements in accordance with GAAP (as in effect from time to time), as determined on a consolidated basis in accordance with GAAP (as in effect from time to time); provided, that the Consolidated Net Worth of the Company immediately following the consummation of the Sale Transaction shall include 60% of the "LIFO reserve" as of that date, and thereafter for purposes of calculating Consolidated Net Worth the earnings or loss of the Company shall be computed utilizing the FIFO (first-in, first-out) method of accounting for inventory.

                               (iii)  An "Event of Bankruptcy" shall mean (A)
the commencement by the Company of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the admission by the Company in writing of its inability to pay its debts generally as they become due; or (B) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable law, or ordering the winding up or liquidation of the affairs of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days.

                 (iv) "Similar Businesses" shall mean businesses in which the Company or one or more of its subsidiaries are engaged and any businesses involving products related to or complementary to the products of the Company or one or more of its subsidiaries or any similar businesses providing customers of the Company or one or more of its subsidiaries with products or services similar to those provided by the Company or one or more of its subsidiaries.


                                   ARTICLE V

                             ELECTION OF DIRECTORS

                 Section 5.1 (a) The Company agrees that it will use its best efforts to cause two persons designated by Cooper and reasonably acceptable to the Company to be elected to the Board of Directors of the Company and to serve as directors of the Company until their successors are duly elected and qualified. In the event that any such designee shall cease to serve as a director for any reason, the Company will use its best efforts to cause such vacancy resulting thereby to be filled by a designee of Cooper reasonably acceptable to the Company. In order to effect the purposes and intent of this
Section 5.1, the Company, among other things, shall vote all shares for which the Company's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the designees of Cooper except as may otherwise be provided by shareholders submitting such proxies.

                          (b)  The Company agrees that any designees of Cooper
who are elected to serve on the Company's Board of Directors shall be furnished with all information generally provided to the Company's Board of Directors and shall have access to information regarding the Company on a basis equal to that of the other outside or its inside directors. The Company agrees that Cooper's designees serving on the Company's Board of Directors shall, in connection with the performance of their duties as directors of the Company, be (i) compensated at a level commensurate with the compensation of the Company's other outside directors,
(ii) reimbursed for all out-of-pocket charges and expenses incurred, (iii) entitled to the benefit of insurance policies of the Company which provide coverage to its other outside directors and (iv) furnished with and entitled to the same perquisites as the Company's other outside directors.


                                   ARTICLE VI

                                    GENERAL

                 Section 6.1 Specific Enforcement; Other Remedies. (a) Cooper acknowledges and agrees that the Company would be irreparably damaged in the event any of the provisions of this Agreement were not performed by Cooper in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Company may be entitled at law or equity.

                          (b)  The Company acknowledges and agrees that Cooper
would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Cooper shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or seek recovery of money damages in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which Cooper may be entitled at law or equity.

                 Section 6.2 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

                 Section 6.3 Definitions. As used herein the term "affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act and the term "person" shall mean any individual, partnership, joint venture, corporation, trust or other entity.

                 Section 6.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by both of the parties hereto.

                 Section 6.5 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                 Section 6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 Section 6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, Cooper may assign its rights under this Agreement to any of its direct or indirect wholly-owned subsidiaries as long as such subsidiary remains a direct or indirect wholly-owned subsidiary of Cooper, but no such assignment shall relieve Cooper of its obligations hereunder.

                 Section 6.8 Accounting Matters. The Company will furnish to Cooper all information that is required by GAAP to enable Cooper to account for its investment in the Company in whatever manner it shall deem appropriate. To the extent reasonably requested by Cooper, the Company will, and will cause its employees, independent public accountants and other representatives to provide information regarding the Company to, and otherwise cooperate with, Cooper so as to enable Cooper to prepare financial statements in accordance with generally accepted accounting principles and to comply with its reporting requirements and other disclosure obligations under applicable United States securities laws and regulations.

                 Section 6.9 Notices. All notices and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by facsimile transmission (receipt of which is confirmed) or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                 (i)      if to Cooper or a Holder of Registrable Securities, to

                          Cooper Industries, Inc.
                          First City Tower, Suite 4000
                          1001 Fannin
                          Houston, Texas  77002
                          Attention:  General Counsel
                          Telephone No.:  (713) 739-5902
                          Facsimile No.:  (713) 735-5882

                 (ii)     if to the Company, to

                          Wyman-Gordon Company
                          224 Worcester Street
                          Box 8001
                          Grafton, Massachusetts  01536
                          Attention:  Wallace F. Whitney, Jr.
                          Telephone No.:  (508) 839-4441
                          Facsimile No.:  (508) 839-7500
                          with a copy to:

                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, New York  10019
                          Attention:  Adam O. Emmerich
                          Telephone No.:  (212) 403-1000
                          Facsimile No.:  (212) 403-2000

               (iii) if to a Holder of Registrable Securities, to the name and address as the same appear in the security transfer books of the Company.

Notice given by facsimile shall be deemed delivered on the business day after it is sent to the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed.

               Section 6.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principals of conflicts of law.

               IN WITNESS WHEREOF, Cooper and the Company have caused this Agreement to be duly executed by their respective officers, each of whom is duly and validly authorized and empowered, all as of the day and year first above written.


                         COOPER INDUSTRIES, INC.



                         By  /s/ H. JOHN RILEY, JR.
                           ------------------------------------
                           Name:   H. John Riley, Jr.
                           Title:  President and Chief
                                     Operating Officer


                         WYMAN-GORDON COMPANY



                         By  /s/ JOHN M. NELSON
                           ------------------------------------
                           Name:   John M. Nelson
                           Title:  Chairman and Chief Executive
                                     Officer